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                                                                     EXHIBIT 5-a

                                February 3, 1998

BellSouth Capital Funding Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia 30309-3610

BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia 30309-3610

Dear Sirs:

     I refer to the Registration Statement which BellSouth Capital Funding Corporation (the "Company") and BellSouth Corporation ("BellSouth") propose to file on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $500,000,000 of debt securities (the "Securities") to be issued by the Company and which are entitled to the benefits (the "Obligations") of a Support Agreement dated October 15, 1987, as amended as of August 1, 1992 (the "Support Agreement"), between BellSouth and the Company. The Securities will be issued under an indenture (the "Indenture") dated as of August 1, 1992, among the Company, BellSouth and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A.

     I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary as a basis for the following opinions. We have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

     In this regard, I am of the opinion that:

          1. The Company and BellSouth are validly organized and existing corporations under the laws of the State of Georgia.

          2. The execution and delivery of the Indenture and issuance of the Securities and the Obligations have been duly authorized by appropriate corporate action.

          3. The execution and delivery of the Support Agreement has been duly authorized by appropriate corporate action.

          4. The Indenture is a valid and binding agreement of the Company and BellSouth in accordance with its terms; the Securities, when duly executed and authenticated in accordance with the terms of the Indenture and delivered pursuant to an underwriting, distribution or like agreement, will be legal, valid and binding obligations of the Company in accordance with their terms; and the Support Agreement is a valid and binding agreement of the Company and BellSouth in accordance with its terms.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions."

                                          Very truly yours,

                                          /s/ WALTER H. ALFORD
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